UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	February 12, 2005

Banta Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-14637	39-0148550
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

225 Main Street, Menasha, Wisconsin 54952
(Address of principal executive offices, including zip code)

(920) 751-7777
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On February 12, 2005, Banta Corporation (the “Company”) entered into a definitive sale agreement (the “Agreement”) to sell substantially all of the assets of its single-use healthcare products subsidiary, Banta Healthcare Group, Ltd. (“Banta Healthcare”), to an affiliate of Fidelity Capital Investors, Inc. (“Buyer”), a private equity investment division of Boston-based Fidelity Strategic Investments (the “Sale Transaction”). Banta Healthcare is a Neenah, Wisconsin-based manufacturer and distributor of disposable medical and dental products. Under the terms of the Agreement, the Company will receive $67 million in cash and Buyer will assume certain liabilities of Banta Healthcare in connection with the Sale Transaction. The purchase price to be paid by Buyer in the Sale Transaction is subject to a post-closing, working capital adjustment. The Sale Transaction is expected to close toward the end of the first quarter of 2005, subject to customary closing conditions, including the receipt of financing and anti-trust clearance.

        In a separate transaction related to the divestiture of Banta Healthcare, the Company sold its warehouse in Rialto, CA, to a California real estate investment company for $7 million.

        This Current Report on Form 8-K includes certain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements that describe future expectations, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, unanticipated issues associated with the closing of the sale of Banta Healthcare. Such factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANTA CORPORATION
Date: February 15, 2005	By: /s/ Ronald D. Kneezel
Ronald D. Kneezel
Vice President, General Counsel and Secretary